Exhibit 4.9

AMENDMENT NO. 3
TO
WINDSTREAM 401(k) PLAN
(January 1, 2015 Restatement)

WHEREAS, Windstream Services, LLC (the "Company") maintains the Windstream 401(k) Plan, as amended and restated effective as of January 1, 2015, as amended (the “Plan”); and

WHEREAS, the Company reserves the right to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1.    Effective as of January 1, 2017, Section 12.01 of the Plan is amended to provide as follows:

Effective as of the date he becomes a Participant, or the beginning of any subsequent payroll period, each Participant may elect, in the manner and with such advance notice period as the Plan Administrator shall prescribe (including elections with automatic enrollment and automatic increases if and as prescribed by the Plan Administrator), to have Salary Deferral Contributions made to the Plan on his behalf by his Employer as hereinafter provided. A Participant's election shall include his authorization for his Employer to reduce his Compensation and to make Salary Deferral Contributions on his behalf and his election as to the investment of his contributions in accordance with Article XI. Salary Deferral Contributions on behalf of a Participant shall commence as soon as practicable after the date on which his election is effective.

A Participant may specify in accordance with rules and procedures prescribed by the Committee that all or a portion of the Salary Deferral Contributions be treated as Roth contributions under Section 402A of the Code. A Separate Account or Sub-Account shall be established for amounts specified as Roth contributions.

For purposes of clarity, the following automatic enrollment provisions shall apply to employees hired on and after November 1, 2016 into a position covered by a collective bargaining agreement between the Windstream Nebraska, Inc., Windstream Systems of the Midwest, Inc. and CWA Local 7470 (the “Nebraska CBA”) and to employees covered by the Nebraska CBA whose active participation in the Windstream Pension Plan is ended (frozen) as of September 16, 2017 or December 31, 2018, respectively:

Within a reasonable period of the date a Participant becomes eligible for automatic enrollment (i.e., the Participant’s hire date or the September 16, 2017 or December 31, 2018 freeze date applicable to the Participant), the Plan Administrator shall provide the Participant with a notice explaining the automatic reduction in his Compensation of 2% for purposes of making Salary Deferral Contributions to the Plan and the Participant’s right to affirmatively elect either a different reduction amount or no reduction. For purposes of clarity, the automatic enrollment of two percent (2%) shall not apply to any Participant who is already contributing at a rate of more than two percent (2%) as of the September 16, 2017 or December 31, 2018 freeze date applicable to the Participant. The notice shall describe the procedures for making an affirmative election and the period in which such an election may be made.

Except as otherwise specifically provided in this Section, including for Participants who make an affirmative election to make Salary Deferral Contributions, the Employer shall commence Salary Deferral Contributions on behalf of each Participant who is subject to automatic enrollment as soon as reasonably practicable following the “notice period” in an amount equal to two percent (2%) of the Participant’s Compensation. For the purposes of the preceding sentence, the "notice period" is the 30-day period or such other period prescribed by the Plan Administrator beginning on the day the Participant is provided the notice described above.

2.    Effective as of January 1, 2017, paragraph (e) of Appendix A to the Plan is amended to provide as follows:

Nebraska. Subject to the terms of the applicable collective bargaining agreement, as amended from time to time, Windstream Nebraska, Inc. or Windstream Systems of the Midwest, Inc., as applicable, shall make on behalf of each Participant who is an employee covered by a collective bargaining agreement between the Windstream Nebraska, Inc., Windstream Systems of the Midwest, Inc. and CWA Local 7470 (the “Nebraska CBA”), is not eligible to participate in the Windstream Pension Plan (as provided below), and is otherwise eligible (as defined below), a Supplemental Employer Matching Contribution on behalf of any such eligible Participant in an amount equal to:

(A)    100% of the first 3% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year, plus

(B)    50% of the next 2% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year.

As soon as administratively practicable following the end of the Plan Year, Supplemental Employer Matching Contributions shall be made by the Employer and allocated to each Participant who is eligible to receive Supplemental Employer Matching Contributions. A person is eligible to receive Supplemental Employer Matching Contributions for a Plan Year only if he is employed as an Eligible Employee (i.e., in a position covered by the Nebraska CBA) on the last day of the Plan Year or if the person died, retired or became disabled while employed as an Eligible Employee (in a position covered by the Nebraska CBA) during the Plan Year. A person is eligible to receive Supplemental Employer Matching Contributions only with respect to the Participant’s Compensation and Salary Deferral Contributions for the portion of the Plan Year that is attributable to the period when the Participant was both an Eligible Employee (i.e., in a position covered by the Nebraska CBA) and not eligible to participate in the Windstream Pension Plan. For purposes of this paragraph, (i) “retired” means termination of employment on or after age 65 or when eligible for “early retirement” under Appendix MM of Section 13.37 of the Windstream Pension Plan and (b) “disabled” means disabled under the Company’s long-term disability plan.

A person is not eligible to participate in the Windstream Pension Plan (i) if he is hired after October 31, 2013 and prior to October 16, 2016 and irrevocably elected not to participate in the Windstream Pension Plan in accordance with such rules and procedures prescribed by the Plan Administrator, (ii) if he is transferred into employment covered by the Nebraska CBA on or after October 31, 2013 and prior to October 16, 2016 and irrevocably elected not to participate in this Appendix MM in accordance with such rules and procedures prescribed by the Plan Administrator, (iii) if he is hired on or after October 16, 2016, (iv) if he is transferred into employment covered by the Nebraska CBA on or after October 16, 2016, (v) if he is hired on or before October 31, 2013 and irrevocably elected during the first quarter of 2014 not to continue to participate in the Windstream Pension Plan in accordance with such rules and procedures prescribed by the Plan Administrator, (vi) if he is hired on or before October 31, 2013 and irrevocably elected during 2017 not to continue to participate in the Windstream Pension Plan in accordance with such rules and procedures as prescribed by the Plan Administrator, or (vii) for employment in a position covered by the Nebraska CBA on or after January 1, 2019.

If an Employee (i) is both an “Eligible Employee” under the Windstream Pension Plan and covered by the Nebraska CBA on September 16, 2017, and (ii) elects to opt-out of participation in the Windstream Pension Plan pursuant to the 2017 transition choice program effective September 16, 2017, the Employee shall have a $10,000 Nonelective Employer Contribution made to this Separate Account on or before December 31, 2017.

If an Employee (i) is both an “Eligible Employee” under the Windstream Pension Plan and covered by the Nebraska CBA on December 31, 2018, and (ii) his active participation in the Windstream Pension Plan is ended (frozen) on December 31, 2018, the Employee shall have a $10,000 Nonelective Employer Contribution made to this Separate Account on or before March 31, 2019. For purposes of clarity, the $10,000 Nonelective Employer Contribution is an annual addition of the 2018 limitation year for purposes of Section 7.05.

See Section 12.01 for provisions regarding automatic enrollment of Employees covered by the Nebraska CBA.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 3 to the Windstream 401(k) Plan (January 1, 2015 Restatement) to be executed on this 7th day of June, 2017.

WINDSTREAM SERVICES, LLC

By:	/s/ Mary Michaels
Title: Member of the Benefits Committee